Press Release

For Immediate Release July 25, 2005	Inquiries:	Jeanne A. Leonard Liberty Property Trust 610/648-1704

LIBERTY PROPERTY TRUST
ANNOUNCES SECOND QUARTER RESULTS
Malvern, PA — Liberty Property Trust (NYSE:LRY) reported that net income per common share (diluted) was $.51 per share for the quarter ended June 30, 2005, compared to $.44 per share (diluted) for the quarter ended June 30, 2004. For the six month period ending June 30, 2005, net income per common share (diluted) was $1.03, compared to $0.89 for the same period in 2004.
Funds from operations available to common shareholders (diluted) (“FFO”) for the second quarter of 2005 was $.84 per share, compared to $.82 per share for the second quarter of 2004. FFO per share for the six month period ended June 30, 2005 was $1.65 per share compared to $1.62 per share for the same period last year. A reconciliation of GAAP net income to FFO is included in the financial tables accompanying this press release.
Operating results for the second quarter of 2005 include lease termination fees of $11.7 million, or approximately $.13 per share diluted FFO. This unusually high termination fee activity is primarily due to the post-merger consolidation of one tenant.
Second quarter results also reflect an impairment loss of $4.5 million, or approximately $.05 per share diluted FFO, on a portfolio of properties that were determined to have an impaired value under FASB 144 “Accounting for the Impairment of Long-Lived Assets,” and the write off of $.5 million, or approximately $0.01 per share diluted FFO in issuance costs, as a result of the redemption of Liberty’s Series C Cumulative Redeemable Preferred Units.
“The economy is allowing our markets to show measured but real fundamental gains,” commented Bill Hankowsky, Liberty’s chief executive officer. “We see growing demand for all our property types in most markets, and we are increasing our development pipeline and sourcing acquisitions accordingly to meet this demand. Leasing execution remains very strong, but the real estate landscape remains competitive, preventing meaningful rent growth. Until this reverses, our earnings will continue to be negatively impacted by declining rents on new and renewal leases.”
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LRY Second Quarter 2005 Results

Real Estate Investments
Development: During the second quarter, Liberty brought into service four development properties totaling 227,000 square feet. The properties were 91.8 percent leased at quarter-end. The current yield on Liberty’s $22.5 million investment is 10.6 percent.
During the second quarter, Liberty commenced construction of nine properties totaling 650,000 square feet and representing a total investment of $109.5 million. The properties include:
•	8501 East Raintree Drive, a 123,000 square foot office building in Scottsdale, Arizona, 100 percent leased to the Vanguard Group;

•	180 Southchase Boulevard, a 120,000 square foot distribution facility, fully leased to Bosch Rexroth in Greenville, South Carolina;

•	2 Independence Pointe, a 29,000 square foot office building, also in Greenville;

•	8300 Westerre Parkway, a 78,000 square foot office building in Henrico, Virginia;

•	3701 Corporate Parkway, a 75,000 square foot office building in the Lehigh Valley, Pennsylvania;

•	420 Delaware Drive, a 77,000 square foot office building in Ft. Washington, Pennsylvania, 69 percent leased to McNeil Pharmaceuticals;

•	42 Kings Hill Avenue, a 55,000 square foot office building in West Malling, United Kingdom;

•	8903-34 Brittany Way and 206-34 Kelsey Lane, industrial flex buildings totaling 94,000 square feet at Silo Bend in Tampa, Florida.
At June 30, Liberty had 4.5 million square feet of space under development, representing a total investment of $737.2 million. These properties were 50.2 percent pre-leased as of the end of the quarter.
Acquisitions: During the second quarter, Liberty acquired nine properties containing 1.4 million square feet for $123.5 million. These properties were 43.9 percent leased with a yield of 6.1 percent at quarter-end, and have a projected stabilized yield of 8.6 percent. The properties include:
•	500 McCarthy Drive, a vacant 705,000 square foot industrial distribution building in Fairview Business Park in Harrisburg, PA. Subsequent to June 30, Liberty leased the entire building to a single user, commencing August 1;

•	1950 and 1958 Summit Park Drive, two office buildings plus 10 acres of developable land at Maitland Summit Park in Orlando, Florida. The properties are 100 percent leased

•	11300-90; 11548 and 11420 West Theodore Trecker Way, three industrial flex buildings in West Allis, WI which are 82 percent leased;

•	1001 and 1100 Boulders Parkway and 7400 Beaufont Springs Drive, three office buildings in Boulders Office Park in Richmond. The three properties are 86 percent leased.
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LRY Second Quarter 2005 Results

Dispositions: During the second quarter, Liberty sold six properties containing 420,000 square feet, for $63.7 million.
Portfolio Performance
Leasing: At June 30, 2005, Liberty’s in-service portfolio of 63 million square feet was 89.9 percent occupied, compared to 91.3 percent occupied at March 31, 2005. The decrease was primarily due to the previously-mentioned acquisition of an empty, 705,000 square foot warehouse. During the quarter, Liberty completed lease transactions totaling over four million square feet of space.
Same Store Performance: Property level operating income for same store properties increased by 0.3 percent on a cash basis and decreased by 1.0 percent on a straight line basis for the second quarter of 2005 compared to the quarter ended June 30, 2004.
Financing and Balance Sheet Management
During the second quarter of 2005, Liberty redeemed for $20 million its outstanding 9.125 percent Series C Cumulative Redeemable Preferred Units and issued $20 million of 7.0 percent Series E Cumulative Redeemable Preferred Units.
Also during the quarter, Liberty raised $44 million through a private placement of 6.65 percent Series F Cumulative Redeemable Preferred Units. The proceeds from this offering were used to pay down the outstanding borrowings under the company’s unsecured credit facility and for general corporate purposes.
About the Company
Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 63 million square foot portfolio includes more than 700 properties which provide office, distribution and light manufacturing facilities to 2,100 tenants.
Additional information about the company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investor section of the company’s web site at www.libertyproperty.com. The second quarter supplemental package will be available on-line the evening of July 25, 2005. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1708, or by e-mail to eshoemaker@libertyproperty.com.
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LRY Second Quarter 2005 Results

Liberty will host a conference call during which management will discuss second quarter results, on Tuesday, July 26, 2005, at 2:00 p.m. eastern time. To access the conference call in the United States or Canada, please dial 1-888-870-2815. For international access, dial 706-643-7691. No password or code is needed. A replay of the call will be available by dialing 1-800-642-1687 for US/Canada participants or 706-645-9291 for international participants. A passcode is needed for the replay: 7364429. The call can also be accessed live via the Internet on the Investor Relations page of Liberty’s web site at www.libertyproperty.com for one week following the call.
The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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Liberty Property Trust
Statement of Operations
June 30, 2005
(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Year To Date
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Operating Revenue
Rental	$129,749	$117,426	$250,718	$231,477
Operating expense reimbursement	48,522	43,190	98,025	88,652

Total operating revenue	178,271	160,616	348,743	320,129

Operating Expenses
Rental property	35,056	32,610	73,216	66,778
Real estate taxes	17,031	15,146	32,953	30,665
General and administrative	9,390	7,990	17,687	16,461
Depreciation and amortization	37,556	33,357	72,323	65,006

Total operating expenses	99,033	89,103	196,179	178,910

Operating Income	79,238	71,513	152,564	141,219

Other Income/Expense
Interest and other	2,174	672	3,657	3,410
Interest	(33,773)	(29,804)	(66,721)	(59,827)

Total other income/expense	(31,599)	(29,132)	(63,064)	(56,417)

Income before property dispositions, income taxes, minority interest and equity in earnings of unconsolidated joint ventures	47,639	42,381	89,500	84,802
Loss on property dispositions, including impairment	(4,524)	(78)	(4,929)	(408)
Income taxes	(911)	(458)	(1,445)	(847)
Minority interest	(5,049)	(4,540)	(9,286)	(9,122)
Equity in earnings of unconsolidated joint ventures	182	(125)	2,202	(530)

Income from continuing operations	37,337	37,180	76,042	73,895

Discontinued operations net of minority interest (including net gain on property dispositions of $7,244 and $0 for the quarters ended June 30, 2005 and 2004 and $14,420 and $2,097 for the six month periods ended June 30, 2005 and 2004)	7,220	176	14,116	2,132

Net Income	$44,557	$37,356	$90,158	$76,027

Basic income per common share
Continuing operations	$0.43	$0.44	$0.88	$0.88

Discontinued operations	$0.08	$0.00	$0.16	$0.03

Total basic income per common share	$0.51	$0.44	$1.04	$0.91

Diluted income per common share
Continuing operations	$0.43	$0.44	$0.87	$0.86

Discontinued operations	$0.08	$0.00	$0.16	$0.03

Total diluted income per common share	$0.51	$0.44	$1.03	$0.89

Weighted average shares
Basic	86,685	84,411	86,278	83,947

Diluted	88,134	85,805	87,716	85,454

Liberty Property Trust
Statement of Funds From Operations
June 30, 2005
(Unaudited and in thousands, except per share amounts)

	Quarter Ended				Year To Date
	June 30, 2005		June 30, 2004		June 30, 2005		June 30, 2004
		Per		Per		Per		Per
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Dollars	Share	Dollars	Share	Dollars	Share	Dollars	Share
Reconciliation of net income to FFO — basic:
Basic — income available to common shareholders	$44,557	$0.51	$37,356	$0.44	$90,158	$1.04	$76,027	$0.91

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	286		558		652		1,444
Depreciation and amortization	37,085		33,474		71,783		65,486
(Gain)/loss on property dispositions	(6,740)		78		(15,607)		(1,689)
Minority interest share in addback for depreciation and amortization, gain on property dispositions, and exchange rate gain	(1,185)		(1,416)		(2,211)		(2,727)

Funds from operations available to common shareholders — basic	$74,003	$0.85	$70,050	$0.83	$144,775	$1.68	$138,541	$1.65

Reconciliation of net income to FFO — diluted:
Diluted — income available to common shareholders	$44,557	$0.51	$37,356	$0.44	$90,158	$1.03	$76,027	$0.89

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	286		558		652		1,444
Depreciation and amortization	37,085		33,474		71,783		65,486
(Gain)/loss on property dispositions	(6,740)		78		(15,607)		(1,689)
Minority interest excluding preferred unit distributions and excess of preferred redemption over carrying amount	1,797		1,610		3,652		3,304

Funds from operations available to common shareholders — diluted	$76,985	$0.84	$73,076	$0.82	$150,638	$1.65	$144,572	$1.62

Reconciliation of weighted average shares:
Weighted average common shares — all basic calculations	86,685		84,411		86,278		83,947
Dilutive shares for long term compensation plans	1,449		1,394		1,438		1,507

Diluted shares for net income calculations	88,134		85,805		87,716		85,454
Weighted average common units	3,517		3,671		3,592		3,685

Diluted shares for funds from operations calculations	91,651		89,476		91,308		89,139

Liberty Property Trust
Balance Sheet
June 30, 2005
(In thousands, except share amounts)

	June 30, 2005	December 31, 2004
Assets	(Unaudited)
Real estate:
Land and land improvements	$636,513	$625,035
Building and improvements	3,740,516	3,629,508
Less: accumulated depreciation	(738,391)	(695,410)

Operating real estate	3,638,638	3,559,133

Development in progress	223,976	81,099
Land held for development	163,424	171,122

Net real estate	4,026,038	3,811,354

Cash and cash equivalents	50,991	33,667
Restricted cash	24,875	34,626
Accounts receivable	15,610	21,502
Deferred rent receivable	70,083	66,528
Deferred financing and leasing costs, net of accumulated amortization (2005, $102,578; 2004, $91,117)	118,266	107,148
Investment in unconsolidated joint ventures	33,336	24,372
Prepaid expenses and other assets	32,887	63,630

Total assets	$4,372,086	$4,162,827

Liabilities
Mortgage loans	$281,815	$366,171
Unsecured notes	1,755,000	1,455,000
Credit facility	232,000	312,000
Accounts payable	27,325	24,288
Accrued interest	35,576	34,994
Dividend payable	55,435	54,485
Other liabilities	116,391	111,764

Total liabilities	2,503,542	2,358,702

Minority interest	244,851	207,866

Shareholders’ Equity
Common shares of beneficial interest, $.001 par value, 191,200,000 shares authorized, 87,427,370 (includes 59,100 in treasury) and 85,734,136 (includes 59,100 in treasury) shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	87	86
Additional paid-in capital	1,769,953	1,708,573
Accumulated other comprehensive income	14,687	25,105
Unearned compensation	(10,269)	(6,846)
Distributions in excess of net income	(149,438)	(129,332)
Common shares in treasury, at cost, 59,100 shares as of June 30, 2005 and December 31, 2004, respectively	(1,327)	(1,327)

Total shareholders’ equity	1,623,693	1,596,259

Total liabilities & shareholders’ equity	$4,372,086	$4,162,827